Exhibit 99.1

International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

Contact Information:

Laurie W. Little

949-461-6002

laurie.little@valeant.com

Media:

Renee E. Soto/Meghan Gavigan

Sard Verbinnen & Co.

212-687-8080

rsoto@sardverb.com / mgavigan@sardverb.com

VALEANT ANNOUNCES CFO SUCCESSION PLAN AND ADDITIONAL EXECUTIVE APPOINTMENT

Howard B. Schiller to Step Down as CFO Upon Appointment of Successor

Anne Whitaker Named Executive Vice President/Company Group Chairman

Laval, Quebec — April 29, 2015 — Valeant Pharmaceuticals International, Inc. (NYSE: VRX) (TSX: VRX) today announced that Howard B. Schiller has advised the Company of his decision to step down as Chief Financial Officer once a successor is appointed. In order to facilitate a smooth transition, Mr. Schiller will remain in his current position as the search for his replacement proceeds. With the support of Valeant’s Board of Directors, Mr. Schiller will remain on the Valeant Board and, with the Board’s continued recommendation, intends to stand for re-election as a director at the annual shareholder meeting in May.

“Over the past few years, Howard has been an integral part of the management team at Valeant – his unwavering commitment, tireless work ethic, strong intellect and good judgment have helped increase our market capitalization from under $14 billion when he joined to nearly $70 billion today, while positioning the company for sustainable growth and continued success,” said J. Michael Pearson, Valeant’s chairman and chief executive officer. “We are grateful that Howard has agreed to remain in his current role as CFO while we conduct a search for his successor and look forward to his continued involvement with Valeant as a Board member. On behalf of the entire Valeant team, I want to thank Howard for his dedicated service to Valeant and wish him all the best in his future endeavors.”

Mr. Schiller stated, “My time at Valeant has been incredible, and I am very proud of all that we have accomplished together. Although I am leaving to pursue new opportunities most likely in areas outside of a publicly-traded company, I look forward to working closely with Mike and the rest of the management team to ensure a seamless transition of my CFO responsibilities and to continuing to serve on the Board of a company with enormous potential to deliver even more long-term value for shareholders.”

Mr. Schiller, 53, joined Valeant in December 2011 as Chief Financial Officer and was appointed to the Board of Directors of Valeant in September 2012.

The Company also announced today that Anne C. Whitaker, former President and Chief Executive Officer of Synta Pharmaceuticals, will join Valeant’s Executive Management Team as Executive Vice President and Company Group Chairman.

Pearson added, “Anne is an accomplished pharmaceutical executive with more than 24 years of experience in key leadership roles across healthcare sales, marketing and commercial management both in the GI space and oncology. She also has a proven track record of success in delivering sustainable growth and profitability, and we look forward to her contributions to Valeant.”

Anne C. Whitaker Biography

Ms. Whitaker most recently served as President, Chief Executive Officer and a member of the Board of Directors of Synta Pharmaceuticals Corp., a biopharmaceutical company focused on research, development and commercialization of novel oncology medicines. During her time as CEO, Ms. Whitaker was recognized for her work in streamlining the organization and prioritizing its rich pipeline opportunities. Prior to joining Synta Pharmaceuticals, Ms. Whitaker served as President, North America Pharmaceuticals, at Sanofi, where she oversaw all pharmaceutical and consumer healthcare operations within the region. Previously, Ms. Whitaker held various leadership positions at GlaxoSmithKline, including Senior Vice President and Business Unit Head, Cardiovascular, Metabolic and Urology (CVMU) and Senior Vice President of Leadership and Organization Development.

About Valeant

Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, eye health, neurology and branded generics. More information about Valeant can be found at www.valeant.com.

Forward-looking Statements

This press release may contain forward-looking statements, including, but not limited to, statements regarding the successful search and appointment for a chief financial officer. Forward-looking statements may generally be identified by the use of the words “anticipates,”

“expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management of Valeant and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risks and uncertainties discussed in Valeant’s most recent annual or quarterly report and detailed from time to time in Valeant’s other filings with the Securities and Exchange Commission (the “SEC”) and the Canadian Securities Administrators, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.

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